                                                                    EXHIBIT 8.1
July 24, 1997


Pioneer Americas Acquisition Corp.
4200 NationsBank Center
700 Louisiana Street
Houston, Texas 77002

Re:     Registration Statement on Form S-4
        (File No. 333-30683)

Dear Sirs:

We have acted as counsel to Pioneer Americas Acquisition Corp., a Delaware corporation (the "Company"), and its subsidiaries (together with the Company, the "Issuers"), in connection with the filing of a Registration Statement on Form S-4 (File No. 333-30683) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $200,000,000 in aggregate principal amount of 9-1/4% Series B Senior Secured notes due 2007 (the "Exchange Notes") offered in exchange for up to $200,000,000 in aggregate principal amount of outstanding 9-1/4% Series A Senior Secured Notes due 2007 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Original Notes").
In that connection, we have prepared the section entitled "The Exchange Offer - Federal Income Tax Consequences" contained in the Registration Statement.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such Code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.

Based on the foregoing, it is our opinion that as stated in the above-referenced section of the Registration Statement, the exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

We hereby consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and related Prospectus filed with the Securities and Exchange Commission and to the reference to us under the caption "Legal Matters" therein.

Very truly yours,

/s/ Willkie Farr & Gallagher